FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Jonathan Doorley/Emily Deissler Sard Verbinnen & Co 212/687-8080

LADENBURG THALMANN REPORTS FOURTH QUARTER
AND FULL YEAR 2012 RESULTS

Generated Record Revenues of $650 Million in 2012

Client Assets Grow to Approximately $75 Billion
______________________________________________________________________

MIAMI, FL, March 18, 2013 — Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) today announced financial results for the fourth quarter and full year ended December 31, 2012. 2012 results include Securities America for the full periods presented, while 2011 results include Securities America from November 4, 2011, the date the Company completed the acquisition.

Full Year 2012

Full year 2012 revenues were $650.1 million, a 138% increase over revenues of $273.6 million in 2011. EBITDA, as adjusted, for 2012 was $30.5 million compared to $8.4 million for 2011. The Company recorded a net loss of $16.4 million, or $(0.09) per basic share, in 2012, compared to net income of $3.9 million, or $0.02 per diluted share in 2011. The 2012 results included $24.5 million of interest expense, $7.3 million of amortization of retention loans related to the Securities America acquisition, non-cash charges of $20.8 million for depreciation, amortization and compensation and a gain of $7.1 million from a change in fair value of contingent consideration. The 2011 results included an income tax benefit of $16.2 million primarily resulting from the Securities America acquisition, interest expense of $6.5 million, $4.6 million of expenses and amortization of retention loans related to the Securities America acquisition and non-cash charges of $9.6 million for depreciation, amortization and compensation.

Fourth Quarter 2012

Fourth quarter 2012 revenues were $172.2 million, a 61% increase from revenues of $107.3 million in the fourth quarter of 2011. EBITDA, as adjusted, for the three months ended December 31, 2012 was $11.2 million, as compared to $1.4 million in the 2011 period. Net loss for the fourth quarter 2012 was $2.4 million, or $(0.01) per basic share, as compared to net income of $6.4 million, or $0.03 per diluted share, in the comparable 2011 period. The fourth quarter 2012 results included $6.1 million of interest expense, $2.1 million of amortization of retention loans related to the Securities America acquisition and $5.0 million of non-cash charges for depreciation, amortization and compensation expense, while the fourth quarter 2011 results included an income tax benefit of $17.1 million primarily resulting from the Securities America acquisition, $3.9 million of expenses and amortization of retention loans related to the Securities America acquisition and $4.2 million of non-cash charges for depreciation, amortization and compensation expense.

EBITDA, as adjusted, was $30.5 million in 2012 as compared to $8.4 million in 2011. EBITDA, as adjusted, for the fourth quarter of 2012 was $11.2 million as compared to $1.4 million for the prior-year period. Attached hereto as Table 2 is a reconciliation of net (loss) income as reported to EBITDA, as adjusted (see “Non-GAAP Financial Measures” below).

At December 31, 2012, shareholders’ equity was $51.2 million.

Dr. Phillip Frost, Chairman of Ladenburg, said, “We are pleased to have generated record revenues and adjusted EBITDA in 2012. The meaningful EBITDA growth in 2012 was the result of increased revenue from Securities America and the recruitment of higher producing advisors throughout our independent advisory platform, as well as increased investment banking activity. We believe our robust brokerage and advisory services platform, which now has approximately 2,700 independent advisors and approximately $75 billion in client assets firm-wide, combined with our growing capital markets business, provides a strong foundation for continued growth.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “In 2012, we began to see the substantial benefits of Ladenburg’s leadership position in the independent brokerage and advisory business, which we believe is the fastest growing segment of the financial services industry. In addition to building momentum in the independent business, we saw good growth in investment banking with our capital markets business performing solidly. We also have successfully added high performing teams to Securities America, established a fixed income trading desk at Ladenburg Thalmann & Co. Inc. to serve our entire network of advisors, and satisfied conditions for a significant forgiveness of our clearing firm loans. We look forward to continuing to build upon our success in the attractive independent broker-dealer space while also capitalizing on the recent heightened activity in our capital markets business, including yield-oriented equity offerings.”

Stock Repurchase Program

During 2012, Ladenburg repurchased 912,667 shares of its common stock at a cost of approximately $1.4 million, representing an average price per share of $1.54. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased 2,981,967 shares at a total cost of approximately $4.7 million. Ladenburg has the authority to repurchase an additional 4,518,033 shares under its current repurchase plan. During 2012, the Company’s directors and officers, or their affiliates, purchased an aggregate of 804,000 shares in open market transactions at a total cost of approximately $1.2 million, representing an average price per share of $1.49.

Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention loans and change in the fair value of contingent consideration related to the Securities America acquisition, gains or losses on sales of assets, non-cash compensation expense and clearing conversion expense is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as acquisition-related expenses and amortization of retention loans for the Securities America acquisition, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

About Ladenburg

Ladenburg Thalmann Financial Services is engaged in independent brokerage and advisory services, investment banking, equity research, institutional sales and trading, and asset management services through its principal subsidiaries, Ladenburg Thalmann & Co. Inc., Investacorp, Inc., Triad Advisors, Inc. and Securities America, Inc., which together have approximately 2,700 financial advisors and approximately $75 billion in client assets. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals. Investacorp, Inc., a leading independent broker-dealer headquartered in Miami, Florida, has been serving the independent registered representative community since 1978. Founded in 1998, Triad Advisors, Inc. is a leading independent broker-dealer and registered investment advisor headquartered in Norcross, Georgia that offers a broad menu of products, services and total wealth management solutions. Securities America, based in Omaha, Nebraska, was founded in 1984 and is one of the largest and most successful independent broker-dealers in the country. Ladenburg Thalmann Financial Services is based in Miami, Florida. Ladenburg Thalmann & Co. is based in New York City, New York with regional offices in Miami, Naples and Boca Raton, Florida; Melville, New York; Boston, Massachusetts; Houston, Texas; Calabasas, California; and Princeton, New Jersey. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of the independent brokerage and advisory area, and growth of our investment banking business. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
			(unaudited)
Revenues:
Commissions	$326,132	$139,549	$82,201	$54,873
Advisory fees	233,672	87,865	62,565	39,945
Investment banking	29,278	27,514	6,437	2,343
Principal transactions	(1,081)	(1,210)	(312)	366
Interest and dividends	4,773	1,026	1,401	607
Service fees and other income	57,337	18,856	19,885	9,135

Total revenues	650,111	273,600	172,177	107,269

Expenses:
Commissions and fees	477,104	182,462	123,287	79,617
Compensation and benefits	80,151	52,043	20,870	14,540
Non-cash compensation	4,744	4,014	1,099	1,242
Brokerage, communication and clearance fees	9,939	7,692	2,519	2,010
Rent and occupancy, net of sublease revenue	6,600	3,813	1,676	1,388
Professional services	8,347	4,223	2,535	1,469
Interest	24,541	6,543	6,141	4,075
Depreciation and amortization	16,061	5,632	3,949	2,982
Acquisition-related expense	––	2,971	––	2,271
Amortization of retention loans	7,346	1,634	2,051	1,634
Other	37,281	14,875	10,003	6,833

Total expenses	672,114	285,902	174,130	118,061

Loss before item shown below	(22,003)	(12,302)	(1,953)	(10,792)
Change in fair value of contingent consideration	7,111	––	––	––

Loss before income taxes	(14,892)	(12,302)	(1,953)	(10,792)
Income tax (benefit) expense	1,462	(16,195)	402	(17,146)

Net (loss) income	$(16,354)	$3,893	$(2,355)	$6,354

Net (loss) income per common share (basic and diluted)	$(0.09)	$0.02	$(0.01)	$0.03

Weighted average common shares used in computation of per share data:
Basic	183,572,582	183,023,590	183,460,700	182,870,313

Diluted	183,572,582	189,014,028	183,460,700	194,014,913

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA, AS ADJUSTED
(Dollars in thousands)

The following table presents a reconciliation of net (loss) income as reported to EBITDA, as adjusted:

	Year Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
			(unaudited)
Net (loss) income	$(16,354)	$3,893	$(2,355)	$6,354
Add:
Interest expense	24,541	6,543	6,141	4,075
Income tax expense	1,462	––	402	––
Depreciation and amortization expense	16,061	5,632	3,949	2,982
Non-cash compensation expense	4,744	4,014	1,099	1,242
Acquisition-related expense	––	2,971	––	2,271
Amortization of retention loans	7,346	1,634	2,051	1,634
Less:
Interest income	(185)	(70)	(45)	(43)
Income tax benefit	––	(16,195)	––	(17,146)
Change in fair value of contingent consideration	(7,111)	––	––	––

EBITDA, as adjusted	$30,504	$8,422	$11,242	$1,369